EXHIBIT 15

May 1, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

RE: Arconic Inc.

Commissioners:

We are aware that our report dated May 1, 2017 on our review of interim financial information of Arconic Inc. and its subsidiaries (Arconic) for the three month period ended March 31, 2017 and 2016 and included in Arconic’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-197371) and Form S-8 (Nos. 333-32516, 333-106411, 333-128445, 333-146330, 333-153369, 333-155668, 333-159123, 333-168428, 333-170801, 333-182899, 333-189882, 333-203275, 333-205829, 333-209772, 333-209777, and 333-212246).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania